EXHIBIT 10.1

RULES

of the

INNOSPEC INC. PERFORMANCE RELATED STOCK OPTION PLAN

AS AMENDED BY THE FIRST AMENDMENT

CONTENTS

1.	DEFINITIONS	5

2.	GRANT OF OPTIONS	7

2.1.	Procedure for Grant of Options	7

2.2.	Requirement to Issue Option Certificate	8

2.3.	Right to Disclaim Option	8

2.4.	Options may not be transferred	8

3.	CONDITIONS RELATING TO THE GRANT OF OPTIONS	8

3.1.	Performance Conditions	8

3.2.	Variation of Performance Conditions	9

3.3.	Modified Terms and Conditions	9

3.4.	Additional Requirements	9

3.5.	Maximum Aggregate Number of Shares	9

3.6.	United States Securities Act of 1933	9

3.7.	Plan Approval Required	10

4.	RIGHTS OF EXERCISE	10

4.1.	Earliest Date of Exercise	10

4.2.	Requirement to remain in Employment	10

4.3.	Death of Option Holder	10

4.4.	Right to Exercise Prematurely irrespective of Performance Conditions	10

4.5.	Right to Exercise if Performance Conditions Achieved	11

4.6.	Incentive Stock Options	11

4.7.	Transfer of Employment within Group	11

4.8.	Transfer of Employment Overseas	11

4.9.	Section 409A	12

4.10.	Lapse of Options	12

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION	13

5.1.	Take-over pursuant to General Offer	13

5.2.	Voluntary Winding-Up of the Company	13

5.3.	Meaning of Obtaining Control	13

5.4.	Rollover of Options	13

5.5.	Meaning of “appropriate period”	13

6.	MANNER OF EXERCISE	13

6.1.	Actions Required of the Option Holder	13

6.2.	Actions Required of the Company	14

6.3.	Partial Exercise	14

6.4.	Indemnity against Taxation of the Option Holder	14

7.	ISSUE OF SHARES	14

7.1.	Ranking of Shares	14

7.2.	Admission to Official List of NASDAQ	14

8.	ADJUSTMENTS	15

8.1.	General Power of Adjustment	15

8.2.	Notification of Option Holder	15

8.3.	Certain Adjustments Requiring Shareholder Approval	15

9.	ADMINISTRATION	15

9.1.	Delivery of Notices or Documents	15

9.2.	Copies of Shareholder Communications	15

9.3.	Maintenance of Unissued Share Capital	15

9.4.	The Committee’s Power to Administer Plan	15

9.5.	The Committee’s Decision is Final and Conclusive	16

9.6.	Costs of Administering Plan	16

10.	ALTERATIONS	16

10.1.	Power to alter Rules	16

10.2.	Alteration which affects subsisting rights of Option Holders	16

10.3.	Notification to Option Holders	16

10.4.	Stockholder Approval	16

11.	GENERAL	16

11.1.	Termination of the Plan	16

11.2.	No Compensation for loss of Option Rights	17

11.3.	Governing Law	17

12.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION	17

13.	SECTION 162(M) OF THE CODE	17

14.	SECTION 409A OF THE CODE	18

1.	DEFINITIONS

In this Plan, the following words and expressions shall, where the context so permits, have the meanings set forth below:

“Acquiring Company”	the person mentioned in Rule 5.1;

“Adopted”	with respect to the Plan, or any adjustment to the Plan described in Rule 8.3, means the date on which the Committee approves the Plan, or any such adjustment, as the case may be;

“the Code”	the United States Internal Revenue Code of 1986 (as amended);

“the Committee”	the Innospec Inc. Compensation Committee;

“the Company”	save as provided in Rule 5.4, Innospec Inc. a Delaware Corporation, registered in the United States;

“Control”	the meaning ascribed by Section 995 of the Income Tax Act 2007;

“Date of Grant”	the date on which the Committee resolves to grant an Option under the Plan pursuant to Rule 2;

“Dealing Day”	a day on which NASDAQ is open for business;

“Eligible Employee”	any person who

(1)	is an employee of a Member of the Group at the Date of Grant, and

(2)	in relation to any Option which is intended to qualify as an Incentive Stock Option, does not own, within the meaning of Section 422(b)(6) of the Code, Shares possessing more than ten per cent of the total combined voting power of all classes of share of the Company (or its Parent or any of its Subsidiaries);

“Fair Market Value”	in relation to a Share on any day:

(1)	if and so long as the Shares are listed on NASDAQ, the reported closing price of Innospec Inc. common stock on NASDAQ for the Dealing Day;

(2)	save as mentioned in (1) above, its market value as determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with the Shares Valuation Division of HMRC where possible;

“Grant Period”	a period of 180 days commencing on the Dealing Day following any of:

(1)	any anniversary of the date of the admission of the Company’s share capital to NASDAQ or any date that the Committee shall determine; or

(2)	a day on which the Company makes an announcement of its results for any year, quarter year or other period or issues any prospectus, listing particulars or other document containing equivalent information relating to Shares;

“Group”	the Company and its Subsidiaries and “Member of the Group” shall be construed accordingly;

“Incentive Stock Option”	an option which qualifies for special tax treatment under Section 422 of the Code;

“NASDAQ”	the NASDAQ stock market including its three market tiers: NASDAQ Global Select Market, NASDAQ Global Market and NASDAQ Capital Market and their successors;

“Option”	a right to acquire Shares for an amount determined by the board of directors of the Company pursuant to the Plan;

“Option Certificate”	a certificate issued under Rule 2.2;

“Option Holder”	a person to whom an Option has been granted (or, as the context requires, his personal representatives);

“the Parent”	a parent corporation within the meaning of Section 424(e) of the Code;

“Performance-Based Compensation”	has the meaning ascribed to such term under Section 162(m) of the Code and the regulations thereunder;

“Performance Measures”

means performance goals based on any one or more of the following Company, Subsidiary, operating unit or division performance measures: (i) earnings, including, but not limited to, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per common share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow(s); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) common stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; and (xvii) any combination of any of the foregoing. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, and in the case of earnings-based measures, may use or employ comparisons relating to capital, shareholders equity and/or shares outstanding, investments or to assets or net assets, and may (but need note) provide for adjustments for restructurings, extraordinary, and any other unusual, non-recurring, or similar changes;

“the Plan”	the Innospec Inc. Performance Related Stock Option Plan in its present form, or as from time to time altered in accordance with the Rules;

“Rules”	the Rules of the Plan and “Rule” shall be construed accordingly;

“Securities Act”	the United States Securities Act of 1933 as amended;

“Share”	save as provided in Rule 5.4, a share in the Company;

“Subsidiary”	a subsidiary corporation within the meaning of Section 424(f) of the Code;

“Vested Option”	an Option or part of an Option in respect of which the conditions specified in accordance with Rule 3.1 have been satisfied in whole or in part (whether as originally provided or as subsequently amended, relaxed, waived or substituted pursuant to Rule 3.2) and “Vest” shall be construed accordingly;

References to any statutory provision are to that provision as amended or re-enacted from time to time, and, unless the context otherwise requires, words in the singular shall include the plural (and vice versa) and words importing the masculine the feminine (and vice versa).

2.	GRANT OF OPTIONS

2.1.	Procedure for Grant of Options

(a)	Within a Grant Period, the Committee may, at its absolute discretion, grant Options under the Plan to Eligible Employees. The aggregate Fair Market Value of shares with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all plans of the Group) shall not exceed $100,000. The maximum aggregate number of shares which may be issued under the Plan to Eligible Employees with respect to Incentive Stock Options shall be 1,000,000 shares. The maximum number of Options that may granted to any one Eligible Employee during any one calendar-year period pursuant to this Plan shall be 500,000 shares

(b)	The Committee may adopt such procedure as they think fit for granting Options, whether by invitation to Eligible Employees to apply for Options or by granting Options without issuing invitations.

(c)	All options will be granted, if at all, within ten years of the date the Plan is adopted or the date the Plan is approved by the shareholders, whichever is earlier.

(d)	Options intended to qualify as Incentive Stock Options must be issued at an exercise price not less than the Fair Market Value of the underlying Shares on the Date of Grant.

2.2.	Requirement to Issue Option Certificate

The Company shall issue to each Option Holder an Option Certificate which shall be in such a form as the Committee shall from time to time determine. The Option Certificate shall include details of:

(a)	the number of Shares subject to the Option;

(b)	the term of the Option, which shall not exceed 10 years from the Date of Grant;

(c)	the Date of Grant of the Option;

(d)	the maximum number of Shares subject to the Option;

(e)	any date or dates determined by the Committee in accordance with Rule 3.1 upon which the Option is first exercisable in whole and/or part and, where on any date only part is first exercisable, the number of Shares over which such partial exercise may be made;

(f)	the performance targets or conditions to be satisfied as a condition of the exercise of the Option in accordance with Rule 3.1 and any other restrictions on the exercise of the Option; and

(g)	the exercise price.

The Option Certificate shall include a statement of the limitations provided in Section 2.4 of this Plan.

2.3.	Right to Disclaim Option

Each Eligible Employee to whom an Option is granted may by notice in writing within 30 days of the Date of Grant disclaim in whole or in part his rights under the Option in which case the Option shall for all purposes be deemed never to have been granted.

2.4.	Options may not be transferred

Subject to the rights of an Option Holder’s personal representatives to exercise an Option as provided in Rule 4.3, every Option shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged. Each Option Certificate shall carry a statement to this effect.

3.	CONDITIONS RELATING TO THE GRANT OF OPTIONS

3.1.	Performance Conditions

Every Option shall be granted subject to the condition that (save as provided in Rules 4.3, 4.4 and 5) it shall only be exercisable in whole or in part following the attainment of the performance conditions as advised at the Date of Grant of the Option. Performance criteria will be set at the absolute discretion of the Committee. The Committee, when granting an Option that is intended to be an Incentive Stock Option, may not impose a condition or limitation upon the exercise of such Option if it would result in such Option failing to qualify as an Incentive Stock Option.

3.2.	Variation of Performance Conditions

In the application of Rule 3.1, when events have happened which cause the Committee to consider that the existing constraints and/or conditions (as the case may be) have become unfair or impractical, it may, in its discretion (provided such discretion is exercised fairly and reasonably), amend, relax, waive or substitute such constraints or conditions so that such constraints or conditions so amended, relaxed, waived or substituted would, in the reasonable opinion of the Committee, be no more or less difficult to abide by or satisfy than when they were originally imposed or last amended or relaxed (as the case may be). After any such amendment, relaxation, waiver or substitution the Committee shall issue to the Option Holder a replacement Option Certificate or other notice including the details specified in Rule 2.2.

3.3.	Modified Terms and Conditions

The Committee may determine that any Option shall be subject to additional and/or modified terms and conditions relating to the grant and terms of exercise as may be necessary to comply with or take account of any securities, exchange control or taxation laws, regulations or practice of any territory which may have application to the relevant Eligible Employee, Option Holder or Member of the Group.

3.4.	Additional Requirements

In exercising their discretion under Rule 3.3, the Committee may:

(a)	require an Option Holder to make such declarations or take such other action (if any) as may be required for the purpose of any securities, taxes or other laws of any territory which may be applicable to him at the Date of Grant or on exercise; and

(b)	adopt any supplemental rules or procedures governing the grant or exercise of Options as may be required for the purpose of any securities, tax or other laws of any territory which may be applicable to an Eligible Employee or Option Holder.

3.5.	Maximum Aggregate Number of Shares

The present maximum aggregate number of Shares which may be issued under the Plan is 1,175,000 subject to any future increase in this limit which may be substituted at the discretion of the Committee upon approval by the shareholders of the Company (which number includes all shares available for delivery under this Rule 3.5 since the establishment of the Plan in February 2008). For the purposes of the limit in this Rule 3.5 any Shares subject to an Option or other rights granted under the Plan which have lapsed, been renounced or otherwise become incapable of being exercised or Vesting shall not be treated as issued.

3.6.	United States Securities Act of 1933

The grant of any Option under the Plan to any person subject to United States securities laws shall be subject to fulfilling the requirements (including obtaining any required approval or consent) of the provision of the Securities Act or of any applicable regulation or enactment. The Options have not been, and will not be, registered under the Securities Act, or under any other securities laws in any other jurisdiction in the United States. Shares issued pursuant to the exercise of an Option may be registered on Form S-8. Until so registered, any transfer of such Shares may be restricted.

3.7.	Plan Approval Required

This Plan shall not take effect and no Options or rights will be granted hereunder unless the Plan is approved by the Company’s shareholders within 12 months before or after the date the Plan is adopted.

4.	RIGHTS OF EXERCISE

4.1.	Earliest Date of Exercise

Save as provided in Rules 4.3, 4.4 and 5, an Option may not be exercised before whichever is the latest of:

(a)	the second anniversary of the Date of Grant; and

(b)	any date or dates which may have been specified in accordance with Rule 2.2 in the relevant Option Certificate; and

(c)	the date on which the Option Vests,

but in any event may not be exercised later than the tenth anniversary of the Date of Grant.

4.2.	Requirement to remain in Employment

Subject to Rule 4.7 and save as provided in Rules 4.3, 4.4, 4.5 and 5, an Option may only be exercised by an Option Holder while he is an employee of a Member of the Group.

4.3.	Death of Option Holder

An Option may be exercised by the personal representatives of a deceased Option Holder during the period of one year following the date of death.

4.4.	Right to Exercise Prematurely irrespective of Performance Conditions

Where an Option Holder ceases to hold office or employment with a Member of the Group on account of:

(a)	injury, ill health or disability; or

(b)	redundancy (within the meaning of the Employment Rights Act 1996); or

(c)	the transfer of the undertaking or part undertaking in which the Option Holder is employed to a person other than a Member of the Group; or

(d)	the Company by which the Option Holder is employed ceasing to be under the Control of the Company; or

(e)	retirement at normal retirement age including late retirement; or

(f)	early retirement by agreement with his employer; or

(g)	any other reason in the absolute discretion of the Committee;

Options will lapse and will only be exercisable at the absolute discretion of the Committee, in which circumstances Options will be exercisable by the Option Holder within a period of one year following the date of termination of any office or employment with a Member of the Group.

4.5.	Right to Exercise if Performance Conditions Achieved

A Vested Option may be exercised by an Option Holder within the period of one year following the date on which he ceases to hold any office or employment with a Member of the Group on account of:

(a)	retirement at normal retirement age including late retirement; or

(b)	early retirement by agreement with his employer; or

(c)	any other reason in the absolute discretion of the Committee.

4.6.	Incentive Stock Options

Notwithstanding the provisions of Rules 4.2, 4.3, 4.4, 4.5, 5.1 and 5.2, with respect to any Option Holder granted an Incentive Stock Option hereunder, an Option may be exercised by such Option Holder only within the period of three months following the date on which he ceases to hold any office or employment with a Member of the Group, except in the event that the termination of employment is on account of permanent and total disability within the meaning of Section 422(e)(3) of the Code, in which case such Option Holder may exercise his Options within a period of one year following the date on which he ceases to hold any office or employment with a Member of the Group.

4.7.	Transfer of Employment within Group

An Option Holder shall not be treated for the purposes of Rules 4.4, 4.5 and 4.10, as ceasing to hold an office or employment with a Member of the Group until such time as he is no longer an employee of any Member of the Group and an Option Holder (being a woman) who ceases to be such an employee by reason of pregnancy or confinement and who exercises her right to return to work before exercising an Option, shall be treated for those purposes as not having ceased to hold such an office or employment.

4.8.	Transfer of Employment Overseas

Subject to the satisfaction of the conditions imposed pursuant to Rule 3.1 if an Option Holder, whilst remaining an employee of a Member of the Group, is transferred to work in another country and as a result of that transfer will either:

(a)	become subject to tax on his remuneration in the country to which he is transferred and the Committee is satisfied that as a result he will suffer a tax disadvantage upon exercising an Option; or

(b)	become subject to restrictions on his ability to exercise his Option or to hold or deal in the shares or the proceeds of the sale of the shares he may acquire on exercise of that Option by reason of or in consequence of the securities laws or exchange control laws of the country to which he is transferred;

the Option Holder may exercise that Option in the period commencing three months before and ending three months after the transfer takes place. If he chooses not to exercise his Option at that time, it will not thereby lapse.

4.9.	Section 409A

Notwithstanding any other provisions of these Rules, if an Option is granted to someone who is or would otherwise be subject to Section 409A of the Code and such Option is granted with an exercise price less than the Fair Market Value of the Shares on the Date of Grant, it must be exercised (if at all) no later than 15 March of the calendar year immediately following the calendar year in which it is first capable of exercise under the Plan.

4.10.	Lapse of Options

An Option shall lapse on the occurrence of the earliest of the following:

(a)	the tenth anniversary of the Date of Grant; or

(b)	the expiry of the period (if any) allowed for the satisfaction of any condition of exercise specified in the Option Certificate pursuant to Rule 3.1 without such condition having been satisfied or the date on which it becomes apparent that any such condition has become incapable of being satisfied, in which case such Option shall lapse in whole or in part as appropriate; or

(c)	subject to Rule 5.4, the expiry of any of the applicable periods specified in Rules 4.3, 4.4, 4.5, 5.1 and 5.2, but where an Option Holder dies while time is running under Rules 4.4 or 4.5, the Option shall not lapse until the expiry of the period in Rule 4.3; or

(d)	the date on which an Option Holder ceases to be an employee of any Member of the Group for any reason other than his death or those specified in Rules 4.4 and 4.5; or

(e)	the date on which a resolution is passed, or an order is made by the Court, for the compulsory winding up of the Company; or

(f)	the date on which the Option Holder becomes bankrupt or does or attempts or omits to do anything as a result of which he is deprived of the legal or beneficial ownership of the Option; or

(g)	in the case of an Option which is subject to Section 409A of the Code, at the end of the period for exercise specified at Rule 4.9.

5.	TAKE-OVER, RECONSTRUCTION AND AMALGAMATION AND LIQUIDATION

5.1.	Take-over pursuant to General Offer

If any company (“the Acquiring Company”) becomes a Parent of the Company as a result of making either a general offer to acquire the whole of the Company’s issued share capital (other than any shares already owned by the Acquiring Company or any Subsidiary of the Acquiring Company) and which is made on a condition that if it is satisfied the Acquiring Company will become the Parent, or a general offer to acquire all the Shares in the Company which are of the same class as the Shares then an Option may, subject to Rule 4.6, be exercised within the period of six months of the date on which the Acquiring Company becomes the Parent, and any condition subject to which the offer is made is satisfied.

5.2.	Voluntary Winding-Up of the Company

If a resolution is passed for the voluntary winding-up of the Company, an Option may, subject to Rule 4.6, be exercised during the period of six months starting on commencement of such winding-up provided that any issue of shares pursuant to such exercise is authorised by the liquidator or the Court (if appropriate) upon the application of and at the sole cost and expense of the Option Holder.

5.3.	Meaning of Obtaining Control

For the purpose of this Rule 5, a person shall be deemed to have obtained Control of the Company if he and others acting in concert with him have together obtained Control.

5.4.	Rollover of Options

Notwithstanding anything to the contrary in these Rules, where any person mentioned in Rule 5.1 applies, an Option Holder may, by agreement with the Acquiring Company and within the appropriate period release his Option under the Plan (“the Old Option”) in consideration of the grant to him of a new option (“the New Option”) which is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company or some other company). With effect from the date of release references in Rules 4, 5, 6, 7, 8, 9, 10, 11 and 12 (and, in relation to expressions used in those Rules, in Rule 1) to “the Company” and “Shares” shall, in relation to the New Option, be construed as references to the Acquiring Company and Shares in the Acquiring Company or that other company as the case may be.

5.5.	Meaning of “appropriate period”

For the purpose of Rule 5.4, the “appropriate period” is the period mentioned in Rule 5.1 or Rule 5.2 as the case may be.

6.	MANNER OF EXERCISE

6.1.	Actions Required of the Option Holder

An Option may be exercised, in whole or in part, by the delivery to the secretary of the Company, or his duly appointed agent, of an Option Certificate covering not less than all the Shares over which the Option is then to be exercised, with the notice of exercise in the prescribed form duly completed and signed by the Option Holder.

6.2.	Actions Required of the Company

The relevant Shares shall be allotted or transferred (as the case may be) within 28 days following such delivery and, accordingly in cases where Shares are to be transferred, the Company shall use its best endeavours to ensure due transfer thereof. At the request of the Option Holder, the Shares may be allotted or transferred (as the case may be) to a nominee provided the Option Holder has beneficial ownership of the Shares at the time of such allotment and transfer.

6.3.	Partial Exercise

Where an Option is exercised in part the minimum number of Shares which may be exercised is 100 Shares and the Company shall issue a balancing Option Certificate to the Option Holder.

6.4.	Indemnity against Taxation of the Option Holder

The Option Holder shall indemnify the Company (and, where relevant, any Member of the Group) against any tax arising in respect of the exercise of the Option which is a liability of the Option Holder but for which such company is required to account under the laws of any relevant territory (including for the avoidance of doubt, employee’s national insurance contributions, employer’s national insurance contributions if so determined by the Committee and other relevant social security contributions). Such company may recover the tax from the Option Holder in such manner as the Committee thinks fit including (but without prejudice to the generality of the foregoing):-

(a)	withholding shares when the Option is exercised and selling the same; or

(b)	deducting the necessary amount from the Option Holder’s remuneration; or

(c)	requiring the Option Holder to account directly to such company for such tax.

7.	ISSUE OF SHARES

7.1.	Ranking of Shares

All Shares issued pursuant to the exercise of Options under the Plan shall as to voting, dividend, transfer and other rights (including those arising on a liquidation) rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any dividend or other rights declared by reference to a record date preceding the date of such exercise.

7.2.	Admission to Official List of NASDAQ

If and so long as the Shares are listed on NASDAQ the Company shall use its best endeavours to procure that as soon as practicable after the allotment of any Shares pursuant to the Plan application shall be made to NASDAQ for permission to deal in these shares unless such application has already been made.

8.	ADJUSTMENTS

8.1.	General Power of Adjustment

The number of Shares over which an Option is granted shall be proportionately adjusted following any capitalisation issue, sub-division, consolidation or reduction of share capital and in respect of any discount element in any rights issue or other variation of share capital. With respect to Options that it is intended will be Incentive Stock Options; no adjustment made pursuant to Rule 8.1 shall have the effect of reducing the aggregate exercise price below the aggregate Fair Market Value on the Date of Grant.

8.2.	Notification of Option Holder

The Committee may take such steps as they may consider necessary to notify Option Holders of any adjustments made under Rule 8.1 and to call in, cancel, endorse, issue or re-issue any Option Certificate consequent upon such adjustment.

8.3.	Certain Adjustments Requiring Shareholder Approval

Any adjustment to (i) the maximum aggregate number of shares issuable under the Plan (other than an increase merely reflecting a change in the number of outstanding shares, such as stock dividend or stock split), (ii) the definition of Eligible Employee, (iii) the company granting options, or (iv) the shares available under the Plan, shall require shareholder approval within 12 months before or after such adjustment is Adopted.

9.	ADMINISTRATION

9.1.	Delivery of Notices or Documents

Notices or documents required to be given to an Eligible Employee or to an Option Holder shall either be delivered to him by hand or sent to him by post at his last known home or business address according to the information provided by him. Notices sent by post shall be deemed to have been given on the day following the date of posting.

9.2.	Copies of Shareholder Communications

The Company may distribute to Option Holders copies of any notices or document sent by the Company to its shareholders generally.

9.3.	Maintenance of Unissued Share Capital

The Company shall at all times either keep available sufficient unissued Shares to satisfy the exercise of all Options which have neither lapsed nor been exercised (taking account of any other obligations of the Company to allot unissued Shares) or shall ensure that sufficient issued Shares will be available to satisfy the exercise of such Options.

9.4.	The Committee’s Power to Administer Plan

The Committee may make such regulations for the administration of the Plan as they deem fit, provided that no regulation shall be valid to the extent it is inconsistent with the Rules.

9.5.	The Committee’s Decision is Final and Conclusive

The decision of the Committee in any dispute relating to an Option, or the due exercise thereof, or any other matter in respect of the Plan, shall be final and conclusive subject to the determination of the Auditors when so required by Rule 8.1.

9.6.	Costs of Administering Plan

The costs of introducing and administering the Plan shall be borne by the Company.

10.	ALTERATIONS

10.1.	Power to alter Rules

Subject to Rules 10.2 and 10.4, the Committee may in its discretion alter the Rules in any way it thinks fit.

10.2.	Alteration which affects subsisting rights of Option Holders

Subject to Rule 10.4, no alteration may be made which would abrogate or adversely affect the subsisting rights of Option Holders save that the Committee may make such alterations to the provisions of Rule 4.5 as it in its discretion sees fit to take account of legal developments or advice or changes in market practice.

10.3.	Notification to Option Holders

Written notice of any amendment made in accordance with this Rule 10 shall be given to all Option Holders.

10.4.	Stockholder Approval

Except as otherwise provided herein, the Committee may from time to time amend the rules of the Plan, provided, however, no amendment shall result in the failure of the Plan or any provision thereof to comply with applicable rules under the Securities Exchange Act of 1934, or (where relevant) to qualify under Section 422 of the Code. In addition, to the extent necessary to comply with applicable rules of the Securities Exchange Act, of 1934 or (where relevant) Section 422 of the Code (or any successor rule or provision or applicable law or regulation), the Company shall obtain stockholder approval with respect to any amendment in such a manner and to such a degree as so required.

11.	GENERAL

11.1.	Termination of the Plan

The Plan shall terminate on the tenth anniversary of the earlier of the date on which it is approved by the Company’s shareholders in a general meeting or the date on which the Plan is Adopted, or at any earlier time by the passing of a resolution by the Committee. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

11.2.	No Compensation for loss of Option Rights

The rights and obligations of any individual under the terms of his office or employment with any Member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein and the Plan does not form part of any contract of employment between the individual and any Member of the Group. If an Eligible Employee shall cease for any reason (including termination, whether lawful or otherwise) to be in the employment of a Member of the Group, he shall not be entitled, by way of compensation for loss of office or otherwise howsoever, to any sum or any benefit to compensate him for the loss of any right or benefit accrued or in prospect under the Plan.

11.3.	Governing Law

This Plan and all Options shall be governed by and construed in accordance with English Law.

12.	DISCRETION TO PAY CASH ON EXERCISE OF AN OPTION

If an Option Holder exercises an Option the Committee may in lieu of allotting or procuring the transfer of Shares in accordance with Rule 6.2 pay to such Option Holder a cash sum equal to the value of the Shares in respect of which the notice of exercise was given (calculated as the average of the middle market quotations on NASDAQ for the three Dealing Days prior to the date of exercise).

If payment is made pursuant to this Rule to an Option Holder, he shall have no further rights in respect of the Shares for which the notice of exercise was given. The Company may make any deductions in respect of such payment which it is required to make under the laws of any territory which laws are applicable to the Option Holder and the Company.

13.	SECTION 162(M) OF THE CODE.

The Committee at the time of grant may designate an Option granted to any Eligible Employee as Performance-Based Compensation. To the extent required by Section 162(m) of the Code, the vesting of any Option so designated shall be conditioned on the achievement of one or more performance objectives based upon such Performance Measures as determined by the Committee. For Options intended to be Performance-Based Compensation subject to performance objectives, the grant of the Options and the establishment of the performance objectives shall be made during the period required under Section 162(m) of the Code.

The Committee may also grant Cash Incentive Awards designated at the time of grant as Performance-Based Compensation. Cash Incentive Awards so designated shall be conditioned on the achievement of one or more Performance Measures, as selected by the Committee. A Cash Incentive Award is the grant of a right to receive a payment of cash that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee. For Cash Incentive Awards intended to be Performance-Based Compensation, the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m). No more than $2,000,000 may be paid to any Eligible Employee for Cash Incentive Awards intended to constitute Performance-Based Compensation for performance periods beginning in any one calendar year, regardless of whether the applicable performance period during which the Cash Incentive Award is earned ends in the same year in which it begins or in a later calendar year.

The satisfaction of each of the performance objectives for Performance-Based Compensation shall be determined in accordance with generally accepted accounting principles and shall be subject to certification in writing by the Committee.

14.	SECTION 409A OF THE CODE

To the extent that the Committee determines that any Option granted under the Plan is subject to Section 409A or Section 457A of the Code, the Option Certificate evidencing such Option shall incorporate the terms and conditions required by Section 409A or Section 457A of the Code. To the extent applicable, the Plan and Option Certificate shall be interpreted in accordance with Section 409A or Section 457A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any Option may be subject to Section 409A or Section 457A of the Code and related Department of Treasury guidance, the Committee may adopt such amendments to the Plan and the applicable Option Certificate or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (i) exempt the Option from Section 409A or Section 457A of the Code or (ii) comply with the requirements of Section 409A or Section 457A of the Code and related Department of Treasury guidance.